Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-1) (No. 333-139401) and related Prospectus of GlobalSCAPE, Inc. for the registration of 4,732,000 shares of its common stock and to the inclusion of our report dated March 21, 2007 with respect to the consolidated financial statements of GlobalSCAPE, Inc. as of December 31, 2005 and 2006 and for the years ended December 31, 2006, 2005 and 2004 and to the inclusion of our report dated November 30, 2006 with respect to the financial statements of Availl, Inc. included therein for the years ended December 31, 2005 and 2004.

/s/ PMB Helin Donovan, LLP

Austin, Texas
April 3, 2007